UNITED STATES

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The following is a transcript of the earnings conference call and webcast held on November 4, 2021:

CORPORATE PARTICIPANTS

Ben C. Rodgers Altus Midstream Company—CFO, Treasurer & Director

Clay Bretches Altus Midstream Company—CEO, President & Director

Patrick Cassidy Altus Midstream Company—Director of IR

PRESENTATION

Operator

Good day, and thank you for standing by, and welcome to the Altus Midstream Third Quarter 2021 Earnings Conference Call. (Operator Instructions) Please be advised that today’s conference is being recorded. (Operator Instructions)

I would now like to hand the conference over to your speaker today, Patrick Cassidy, Director of Investor Relations with Altus Midstream. Please go ahead.

Patrick Cassidy—Altus Midstream Company—Director of IR

Good afternoon, and thank you for joining us on Altus Midstream Company’s Third Quarter Financial and Operational Results Conference Call. We will begin the call with an overview by Altus Midstream’s CEO and President, Clay Bretches; and Ben Rodgers, CFO, will summarize our financial performance and outlook.

Our prepared remarks will be approximately 12 minutes in length, with the remainder of the call allotted for Q&A. Remarks during the call may also refer to the Altus Midstream investor presentation, which can be found on our Investor Relations website at altusmidstream.com/investors.

On today’s conference call, we may discuss certain non-GAAP financial measures. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable GAAP financial measures can be found in the investor presentation posted yesterday on the Investor Relations website previously noted.

Finally, I’d like to remind everyone that today’s discussions will contain forward-looking estimates and assumptions based on our current views and reasonable expectations. However, a number of factors could cause actual results to differ materially from what we discuss today. A full disclaimer is located with the investor presentation on our website.

With that, I will turn the call over to Clay.

Clay Bretches—Altus Midstream Company—CEO, President & Director

Good afternoon, and thank you for joining us today for Altus Midstream’s Third Quarter 2021 Conference Call. On the call today, I will begin with a brief review of our operating performance and provide background on the new gas processing agreement between Altus and Apache. Then I will discuss the business combination with EagleClaw that we announced 2 weeks ago highlighting what it offers investors, customers and other stakeholders. Ben will provide more information on the transaction and a review of our financial results. Following that, we will move on to questions and answers from the sell-side community.

Given the disclosure made last month, the strong performance Altus achieved during the third quarter could easily be overlooked, but it deserves recognition. As noted in the news release issued yesterday, we continue to make steady progress on the key performance metrics that we’ve guided to for the year.

Both our joint venture pipeline and gathering and processing businesses have contributed to strong results in the third quarter. G&P volumes, growth CapEx and adjusted EBITDA are all in line with our annual guidance. The joint venture pipelines continue to contribute to our results with the minimum volume commitments on the natural gas pipelines providing stable, predictable cash flow. Our liquids pipelines are well positioned for volume growth as activity returns to the basin.

Moving now to our gathering and processing business. Gas processing volumes were up slightly, about 1% compared with the preceding period. This reflects the full 3 months contribution from the DUCs recently brought online at Alpine High in 2021, offsetting the natural decline from legacy production. No new wells were added during the quarter, and we had no material disruptions or other events that impacted our operations. Our operations team has done an excellent job focusing on cost structure, identifying and capturing efficiencies across the system and maintaining the strict discipline necessary to operate safely and responsibly.

During the third quarter, for the first time in 2 years, operating expenses were higher than the preceding period. The main factors contributing to the increases were all non-routine in nature, including maintenance work associated with out-of-service equipment, weather-related road and right-of-way repairs and inventory cleanup. A further increase in cost during the quarter was related to servicing a new compressor lease with Apache. These increased lease costs are more than offset by the related lease income. Importantly, despite these higher costs during the quarter, we remain on track for a 15% year-over-year reduction in operating cost.

Last month, we signed a new gas processing agreement with Apache and announced our combination with EagleClaw Midstream. The updated processing agreement contains modified gas processing fees for new volumes that are more consistent with the current market. The circumstances that existed when the original agreement was signed have changed dramatically, and the outdated terms impacted our ability to attract new business from both Apache, our existing customer; and third-party producers and midstream companies. With these new terms for gas processing, Apache is further incentivized to initiate new development activity at Alpine High. And with the removal of contractual constraints that limited the infrastructure capacity to serve other operators, third parties can now be assured that they have access to capacity on our facilities under current market terms.

Since we formed Altus Midstream in 2018, our goal was to create a pure-play midstream company in the Permian and grow the business to support all of Apache’s gas gathering, processing and transportation assets at Alpine High. As the business evolved, we continue to seek new opportunities to grow and compete for third-party opportunities. We have created a very successful business literally from the ground up building a team of midstream specialists operating state-of-the-art gas processing facilities and investing in 4 of the newest Permian to Gulf Coast pipelines. Through the quarter, the Altus team has worked over 2.5 years without a reportable incident.

As we pursue new business, we didn’t limit ourselves to just E&P companies. We engaged with other midstream service providers in the effort to fully utilize our facilities. In the past year, we have found that the vast majority of acreage proximal to our Alpine High gathering system was dedicated to other gas processors. These leases were under long-term contracts that locked up otherwise suitable and economic midstream opportunities. This dynamic occurred frequently during the height of Permania and the shale drilling frenzy. Understanding this competitive landscape, we recognize the necessity of working with a midstream company, one that had commitments and infrastructure, including a vast network of pipelines in the Delaware Basin.

We evaluated a wide range of strategic alternatives for creating long-term value. This effort prioritized a number of factors, including the protection of the $6 annualized dividend implemented this year, addressing debt and preferred equity financings and prudently and efficiently growing a sustainable, profitable business. The transaction with EagleClaw meets those criteria. The opportunity to combine our assets is a great next step for Altus.

I have watched the growth of EagleClaw for several years and am impressed with what their management and operations teams have accomplished. They have built a competitive and diverse midstream business in West Texas. Their asset footprint and client base are extensive and strategically located in the core of the Delaware Basin.

I always thought Eagle Claw’s system would be a great complement to the Altus Midstream footprint. EagleClaw has done an impressive job of maintaining and growing contracts. They currently serve over 30 customers with 14 drilling rigs on their area of dedication today. Much of the A&D and M&A activity that has recently transacted in the Delaware Basin has been on the nearly 800,000 acres dedicated to EagleClaw. This transaction outlines a clear path for growth and use of Altus’ excess processing capacity. The combined company is expected to have a lower risk profile than either company on a stand-alone basis.

A new management team led by Jamie Welch as President and CEO will take on executive management responsibilities at Altus following the close of the transaction. Jamie and his team are aligned with the core objectives of Altus, including returning capital to shareholders and operating in an environmentally responsible manner.

Our combination provides scale and operational capabilities necessary for long-term success. The combination of Altus and EagleClaw will create the largest pure-play midstream company in the Permian Basin. It will become the largest gas processor in the Delaware Basin and third largest in the Permian. We expect the transaction to close during the first quarter next year, following customary reviews and regulatory approval.

This transaction is really about the efficient utilization of assets in the Delaware Basin. The new company is better positioned for the rebound in activity across the basin with long-term growth opportunities. Commodity prices are improving and production activity is accelerating in the Texas Delaware Basin, making this an opportune time to take advantage of market conditions by expanding our processing and transportation capabilities for oil, gas and NGLs. The combination truly creates a leading, pure-play Permian integrated midstream company with a capital return focus.

Ben, over to you.

Ben C. Rodgers—Altus Midstream Company—CFO, Treasurer & Director

Thank you, Clay. In my prepared remarks, I will highlight additional aspects of Altus Midstream’s business combination with EagleClaw as well as our financial performance for the third quarter and outlook for the year.

The combination that we announced 2 weeks ago will establish a robust cash flow generating business focused on providing midstream services to producers in the Permian Basin. It creates the largest gas processor in the Delaware Basin with pro forma adjusted EBITDA for 2022 projected between $800 million and $850 million.

The combined company expects to achieve at least $50 million of annual EBITDA synergies with a total integration spend of less than $100 million spread out over the next 3 years. Capital synergies from combining the systems are estimated at more than $175 million in the 5 years post closing.

One of the key highlights of the transaction is the ability of the combined company to generate significant free cash flow, not only due to low forecasted capital needs, but also the ability to convert EBITDA into free cash flow.

Capital spending for the pro forma enterprise is minimal, which gives us increased confidence in the ability to return capital to investors over the long term. The pro forma cash dividend coverage ratio for the combined company is estimated to be 1.75x for 2022, higher than what a stand-alone Altus would have been able to achieve next year. The company has not only committed to maintaining the existing dividend through 2023, it is targeting 5% dividend growth starting in 2024.

We are clearly excited about the prospects for the combined company. The new business will operate in 2 segments: midstream logistics, which includes gathering and processing businesses, water handling services and crude oil gathering and storage, will represent approximately 65% of EBITDA; pipeline transportation represents the remaining 35%. This segment comprises 4 joint venture long-haul pipelines that export natural gas, NGLs and crude oil from the Permian Basin to the Gulf Coast. These include a 53% majority interest in the Permian Highway Pipeline, a 16% interest in Gulf Coast Express, a 33% interest in Shin Oak and a 15% interest in the EPIC Crude pipeline.

Our plan is to integrate the Altus and EagleClaw assets into a gathering and processing supersystem. This provides competitive advantages with greater scale, reliability and flexibility for customers. We think there is little execution risk with this transaction. All material consents have been secured in connection with our joint venture pipeline interest and bank credit facility lenders. Our preferred equity holders have executed waivers and amendments in support of the transaction. And Apache, our 79% owner, has agreed to vote in favor of the transaction. We expect to issue more detailed 2022 guidance for the pro forma enterprise closer to the closing date.

Now I’ll move on to our third quarter results. We generated free cash flow for the third consecutive quarter. Altus paid its third cash dividend in September. And this week, the Board of Directors declared another quarterly dividend of $1.50 per share, which will be distributed at the end of December.

As noted in the press release issued yesterday, Altus reported net income, including noncontrolling interest, of $50 million for the third quarter. This includes approximately $4 million related to an unrealized embedded derivative gain for the quarter, which reflects a technical accounting revaluation of the embedded derivative in our preferred units for the period.

Adjusted EBITDA was $70 million, and growth capital expenditures were approximately $3 million. Gathered volumes increased slightly from the preceding period, averaging 452 million cubic feet per day, of which approximately 75% was rich gas. Our results benefited from numerous factors, including strong operational uptime during the quarter as there were no material weather events, continued cost discipline and lower growth CapEx.

I’ll move on now to our outlook for 2021. We have not changed our guidance ranges for 2021, though, I would note, we are trending better than the midpoint for all items. And to clarify, for growth CapEx, we are looking to spend less than the midpoint. Overall, we had a very good quarter, and the expectations for the year remain constructive as we are outperforming across the board.

Operator, that concludes our prepared remarks. We can now move on to Q&A.

Operator

(Operator Instructions) And I’m not showing any questions at this time. I’ll turn the call back over to Patrick Cassidy for any closing remarks.

Patrick Cassidy—Altus Midstream Company—Director of IR

Thank you for joining us on the call today. You’re welcome to reach out to Investor Relations if you have any questions following this call. Victor, thank you, and back to you.

Operator

My pleasure. This concludes today’s conference call. Thank you for participating. You may now disconnect. Everyone, have a great day.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed transaction, Altus Midstream Company (the “Company”) intends to file a proxy statement with the Securities and Exchange Commission (“SEC”) and also plans to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the proxy statement (if and when it becomes available) and other relevant documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. You may also obtain the Company’s documents on its website at www.altusmidstream.com.

PARTICIPANTS IN THE SOLICITATION

The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the Company’s directors and executive officers is available in the Company’s proxy statement filed with the SEC on April 23, 2021, for its 2021 annual meeting of stockholders. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available. Investors should read the proxy statement carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from the sources indicated above.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included or incorporated by reference in this document, including, without limitation, statements about the Company’s and the transaction counterparties’ ability to effect the transaction; the expected benefits of the transaction; future dividends; and future plans, expectations, and objectives for the Company’s operations after completion of the transaction, including statements about strategy, synergies, future operations, financial position, estimated revenues, projected costs, prospects, plans, and objectives of management, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “could,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “continue,” “seek,” “guidance,” “might,” “outlook,” “possibly,” “potential,” “prospect,” “should,” “would,” or similar terminology, but the absence of these words does not mean that a statement is not forward looking.

While forward-looking statements are based on assumptions and analyses made by the Company that the Company believes to be reasonable under the circumstances, whether actual results and developments will meet expectations and predictions depend on a number of risks and uncertainties which could cause actual results, performance, and financial condition to differ materially from expectations. See “Risk Factors” in the Company’s Annual Report Form 10-K for the fiscal year ended December 31, 2020, and in the Company’s Quarterly Reports on Form 10-Q, filed with the SEC for a discussion of risk factors that affect the Company’s business. Any forward-looking statement made in this document speaks only as of the date on which it is made. Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future development, or otherwise, except as may be required by law.